EXHIBIT 10(e)(21)

2012 Executive Long-Term Incentive Program (“2012 E-LTIP”)

Under the 2012 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weightings for the 2012 E-LTIP are:

(i) (40%) Earnings per Share (EPS): Diluted Earnings Per Share from Continuing Operations as reported in the Company's audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management's Discussion and Analysis/MD&A or the footnotes to the financial statements) items (if equal to or greater than $50 million pre-tax, unless otherwise specified, on an individual basis, or in the aggregate per item): direct costs of acquisition/divestitures and acquisition/divestiture-related expenses (if equal to or greater than $25 million); gains/(losses) from business divestitures; gains/losses on early extinguishment of debt (if equal to or greater than $25 million); amortization of acquisition-related intangibles (no monetary threshold); impairment of goodwill and other intangibles; restructuring and asset impairment charges (amounts in excess of $50 million); non-restructuring related impairments of long-lived assets; gains/(losses) from litigation, regulatory matters or any changes in enacted law; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; gains/(losses) from the settlement of tax audits or changes in enacted tax law (if equal to or greater than $30 million); our share of after-tax effects of the above items incurred by Fuji-Xerox (if our share is equal to or greater than $10 million).

(ii) (40%) Operating Cash Flow: Net Cash provided by (used for) Operating Activities as reported in the Company's consolidated audited financial statements, as adjusted for the following items: with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding year's Annual Report; cash pension contributions in excess of the amount reported as expected contributions in the preceding year's Annual Report.

(iii) (20%) Revenue Growth: Revenue growth adjusted to (1) exclude the impact of changes in the translation of foreign currencies into U.S. dollars and (2) exclude the impacts of individual acquisitions/divestitures when such impacts are disclosed on an individual basis in either the Company's consolidated financial statements or MD&A.

Any other items approved by the Committee for adjustment of the above metrics will be considered a modification of the award.